Exhibit 99.1

Contacts: (Media)	Amber Heule
480/693-5729
media.relations@americawest.com

FOR IMMEDIATE RELEASE: Tuesday, August 5, 2003

AMERICA WEST REPORTS RECORD JULY TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for the month of July 2003. Revenue passenger miles (RPMs) for July 2003 were a record 2.0 billion, an increase of 7.5 percent from July 2002. Capacity for July 2003 was 2.4 billion available seat miles (ASMs). The passenger load factor for the month of July was a record 84.2 percent, up 6.3 points from July 2002. America West also reported record year-to-date RPMs of 12.4 billion and load factor of 76.4 percent.

     “In addition to our record load factor and RPMs, we are very pleased to report that our July yields also increased and at a greater year-over-year rate than in June 2003,” said Scott Kirby, executive vice president, sales and marketing. “This strong revenue performance is in stark contrast to the rest of the airline industry and reflects the continuing benefits of our outstanding operational performance and customer service, our business friendly fare-structure and our aggressive summer yield management policies.”

     The following summarizes America West’s July and year-to-date traffic results for 2003 and 2002:

	July 2003	July 2002	% Change

Revenue Passenger Miles (000)	2,028,749	1,886,628	7.5
Available Seat Miles (000)	2,409,176	2,420,354	(0.5)
Load Factor (percent)	84.2	77.9	6.3	pts.

	YTD 2003	YTD 2002	% Change

Revenue Passenger Miles (000)	12,402,715	11,337,647	9.4
Available Seat Miles (000)	16,234,918	15,347,913	5.8
Load Factor (percent)	76.4	73.9	2.5	pts.

     Founded in 1983 and proudly celebrating its 20-year anniversary in 2003, America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. Today, America West serves 92 destinations in the U.S., Canada and Mexico.

-AWA-

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